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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number     0-22-093
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                        SCOTT CABLE COMMUNICATIONS, INC.
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             (Exact name of registrant as specified in its charter)

  FOUR LANDMARK SQUARE, SUITE 302, STAMFORD, CONNECTICUT 06901, (203) 323-1100
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices.)

                              CLASS A COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities of which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
     Rule 12g-4(a)(2)(ii)  [ ]          Rule 15d-6                [ ]
     Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date:

                                       TWO
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Scott
Cable Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          SCOTT CABLE COMMUNICATIONS, INC.

DATE: March 9, 1999                       BY: /s/ John M. Flanagan, Jr.
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                                              John M. Flanagan, Jr.
                                              Senior Vice President and
                                              Chief Financial Officer

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